EXHIBIT 99.1

Terra Tech Corp. Presentation Now Available for On-Demand Viewing

Company invites individual and institutional investors as well as advisors to log-on to VirtualInvestorConferences.com to view presentation

NEWPORT BEACH, Calif., December 5, 2016 /PRNewswire/ -- Terra Tech (OTCQX: TRTC), based in Newport Beach, a cannabis-focused agriculture company announced that the December 1 presentation from Derek Peterson, Chief Executive Officer, is now available for on-demand viewing at VirtualInvestorConferences.com.

LINK: http://tinyurl.com/1201postpr

Terra Tech Corp’s presentation will be available 24/7 for 90 days. Investors and advisors may download shareholder materials from the “virtual trade booth” for the next three weeks.

Learn more about the event at www.VirtualInvestorConferences.com.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

###

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses, including: Blüm, IVXX Inc., Edible Gardens, MediFarm LLC and GrowOp Technology.  Blüm's retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including: flowers, concentrates and edibles through its Oakland, CA dispensary and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company's wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech's MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company's wholly-owned subsidiary, GrowOp Technology, specializes in controlled environment agricultural technologies. For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

About VirtualInvestorConferences.com
Since 2010, VirtualInvestorConferences.com, created by Better Investing (NAIC) and PRNewswire, has been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Virtual Investor Conferences unites PR Newswire's leading-edge online conferencing and investor communications capabilities with Better Investing's extensive retail investor audience network.

CONTACTS

Phil Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

VirtualInvestorConferences.com

Bradley H. Smith

Director of Marketing, IR and Compliance Services

PR Newswire

+1.201.947.7157

bradley.smith@prnewswire.com